Cold Storage Industry Benchmarking Summary

As the established publicly-traded cold storage platform, Americold is advantageously positioned relative to its closest competitor and compares favorably across many quantitative and qualitative aspects

A Americold operates a more efficient business relative to its overall size

- *Americold operates more efficiently* relative to its size. COLD operates a business with *EBITDA margins that are only 120 bps lower than its larger competitor, which is ~ 2.0x larger by total revenue.*
- Segment-level NOI margins *are not an apples-to-apples comparison* as operating expense vs. corporate overhead cost allocation differs across companies.
- *G&A expense as a % of total revenue ~ 100 bps lower[1] for Americold relative to its larger peer* and is likely attributable to either (i) more efficient corporate overhead cost structure or (ii) operating expense vs corporate overhead cost allocation.

Select Operating Metrics	Q1 2024		
	americold	LINE	Δ
Adj. EBITDA Margin	23.4%	24.6%	(1.2%)
G&A Exp. as a % of Revenue	8.6%	9.6%	(1.0%)

B Americold's unit-level economic outperformance supports overall portfolio quality

- *Americold's total same store warehousing revenues per pallet are ~ 16% higher* than its larger competitor, refuting the perception that particular properties are on the higher-end of the cold storage quality spectrum.
- Americold has similar or more efficient pricing power across the reported historical periods, illustrating *customers are willing to pay higher rents for Americold facilities.*
- In terms of density, *Americold has ~ 13% more pallet positions per cubic foot* within their warehouses, *demonstrating Americold's ability to operate more efficiently within their physical footprint* across the portfolio relative to its larger competitor. When *pallet positions per cubic foot are normalized* across both companies, *Americold's occupancy is ~ 600 bps higher* than Lineage.

Q1 24 SS Total Warehouse Rev. Per Economic Occ. Pallet



americold
$136
Δ
16%
$118

Q1 24 Pallet Positions Per 1,000 Cubic Ft.



americold
3.8
Δ
13%
3.4

Pallet / Cubic Ft. Adj Occupancy



americold
79%
Δ
6%
73%

C Asset age references are not supported by publicly-disclosed information

- Americold's more efficient *unit-level economics affirms the quality of Americold's portfolio.*
- Customer perception of the quality of Americold's portfolio is also affirmed by their willingness to commit to long-term contracts as evidenced by *Americold having a higher share of revenue under fixed commitment contracts.*
- Americold has not publicly disclosed the information necessary to calculate a weighted average age of its portfolio per the methodology described in Lineage's initial S-11; so an *analogous calculation for Americold's portfolio is not publicly discernible.*

2023 SS Total Warehouse Rev. Per Economic Occ. Pallet



americold
$529
Δ
12%
$474

% of Total Rent & Storage Rev. Under Fixed Commitments



americold
54%
Δ
12%
42%

Source: Lineage, Inc. S-11 filed on 6/26/2024; Americold public filings as of 3/31/2024.

(1) General and administrative expenses as a % of total revenue calculated for the trailing twelve months as of 03/31/2024.

americold®